                                                                     EXHIBIT 4.2

                              AMENDED AND RESTATED
                    ORIUS JUNIOR SUBORDINATED PROMISSORY NOTE

         The Security represented by this Certificate and any securities that may be issued in exchange for such Security have not been registered or qualified under the Securities Act of 1933, as amended, or under any state securities laws. Neither this Security nor any portion hereof or interest herein may be sold, assigned, transferred, pledged or otherwise disposed of unless the same is registered under said Act and applicable state securities laws or unless an exemption from such registration is available and the issuer hereof (the "Company") will have received evidence of such exemption reasonably satisfactory to the Company and to the Company's Chief Financial Officer.

         The Security represented by this Certificate is subject to certain transfer restrictions pursuant to an Investor Rights Agreement, dated as of November 8, 1999, among the Company and certain of the Company's Stockholders and Noteholders, as amended. A copy of such Investor Rights Agreement will be furnished without charge by the Company to the holder hereof upon written request.

         The payment of principal and interest on this Note is subject to certain subordination provisions set forth in Section 4 hereof.

                              AMENDED AND RESTATED
                                 PROMISSORY NOTE

Original Issue Date:
Amended and Restated: July 27, 2001
Note Number: N-

                  Orius Corp., a Florida corporation (the "Company"), hereby promises to pay to the order of in the principal amount of (), together with interest thereon calculated from the Original Issue Date in accordance with the provisions of this Note.

                  The Company originally issued an "Orius Junior Note" in a principal amount equal to the principal amount of this Note (the "Original Note") pursuant to the Note Exchange Agreement dated as of December 15, 1999 (the "Note Exchange Agreement") by and among the Company, LISN Holdings, Inc., an Ohio corporation ("LISN"), the initial holder hereof and the other former shareholders of LISN named therein, or pursuant to the Agreement and Plan of Reorganization, dated as of November 8, 1999 (the "Reorganization Agreement") by and among the Company, LISN, Orius Merger Sub., Inc. and (by joinder) the other shareholders of the Company. The Original Note, each of the other Orius Junior Notes which were originally issued pursuant to the Note Exchange Agreement or the Reorganization Agreement, and each of the other Orius Junior Notes which were issued by the Company in connection with the Company's acquisition of businesses were amended and restated effective as of July 27, 2001 pursuant to the Consent to Amendment dated as of such date, among the Company, Willis Stein & Partners II, L.P. and Willis Stein & Partners Dutch, L.P. (the "Amendment Consent"). The Company issued this Note in exchange for the Original Note to evidence the amendment and restatement of the Original Note. The term "Notes" as used herein shall refer to this Note and all of the "Orius Junior Notes" which were originally issued pursuant to the Note Exchange Agreement or the Reorganization Agreement or in connection with the Company's acquisition of businesses and which were amended and restated pursuant to the Amendment Consent. Unless otherwise defined herein, each capitalized term used herein has the meaning given such term in Section 9 below.

         1.       Payment of Interest.

                  a. Generally. Interest shall accrue at the rate of twelve percent (12%) per annum (computed on the basis of a 360-day year and the actual number of days elapsed in any year) on the unpaid principal amount of this Note outstanding from time to time, or (if less) at the highest rate then permitted under applicable law. Interest shall compound quarterly on the last day of each calendar quarter but shall not be paid in cash. Interest shall accrue on any principal payment due under this Note and, to the extent permitted by applicable law, on any interest which has accrued on the last day of any calendar quarter and has not been paid as of the 10th business day thereafter, until such time as payment therefor has been made. Such interest shall accrue at the same rate at which interest is then accruing on the principal amount of this Note. Any accrued interest which has not theretofore been paid shall be paid in full on the date on which the final principal payment on this Note is made.

                  b. Catch-Up Payment. Notwithstanding the foregoing, subject to Section 4(d) below, if at the end of any accrual period (as defined in Internal Revenue Code ss.1272(a)(5)) ending after the fifth (5th) anniversary of the Effective Time (the "Catch-Up Date") the amount of accrued but unpaid original issue discount exceeds the product of (x) the issue price (as defined in Internal Revenue Code ss.ss.1273(b) and 1274(a)) and (y) the yield to maturity (as defined in Treasury Regulation ss.1.1272-1(b)(1)(i)) (the "Maximum Amount"), then interest shall not be deferred and all accrued but unpaid interest (and any interest on such interest) as of the end of such accrual period shall be paid except to the extent that such payment would reduce the accrued but unpaid original issue discount at the end of such period to an amount less than the Maximum Amount.

         2.       Payment of Principle on Note.

                  a. Scheduled Payments. The Company shall pay the entire outstanding principal amount of this Note to the holder of this Note on the later to occur of (1) the eleventh anniversary of the Effective Time (as defined in the Reorganization Agreement) and (2) the first anniversary of the date on which debt issued under a high yield offering (if any) is repaid (the "Maturity Date") (unless previously paid pursuant to the occurrence of a Mandatory Prepayment Event or other prepayment), together with all accrued and unpaid interest on the principal amount of this Note.

                  b.       Prepayments.

                           i. Mandatory Prepayments. Upon a Change of Control (a "Mandatory Prepayment Event"), the Company shall prepay all of the outstanding principal amount of the Notes held by each holder plus all accrued and unpaid interest thereon; provided that all outstanding Senior Debt has been paid in full (whether in cash or such other form of consideration acceptable to the holders of Senior Debt in their sole discretion) prior to any payment being made pursuant to this clause (i); and provided further that the foregoing shall not limit the obligations of the holder of this Note to deliver this Note as required pursuant to the Investor Rights Agreement in connection with any Sale of the Company.

                           ii. Optional Prepayments. The Company may, at any time and from time to time (including in connection with an initial Public Offering) without premium or penalty, prepay all or any portion of the outstanding principal amount of the Notes; provided that (A) such prepayment is not prohibited by the provisions of Section 4 hereof and (B) the Company has paid all accrued but unpaid interest on the Notes accrued through the date of prepayment.

         3. Pro Rata Payment. All payments to the holders of the Notes (whether for principal, interest or otherwise, whether scheduled payments, prepayments or upon acceleration after an Event of Default) shall be made pro rata among such holders based upon the aggregate unpaid principal amount of the Notes held by each such holder. If any holder of a Note obtains any payment (whether voluntary, involuntary, by application of offset or otherwise) of principal, interest or other amount with respect to any Note in excess of such holder's pro rata share of such payments obtained by all holders of the Notes (other than as expressly provided herein), by acceptance of a Note each such holder agrees to return such payment to the Company, and as soon as practicable upon receipt of such returned payment, the Company shall distribute such amount ratably among the holders of the Note as provided in this
                  Section 3.

         4.       Subordination; Restrictions on Payment.

                  a. Anything in this Note to the contrary notwithstanding, the obligations of the Company on or in respect of this Note (including, without limitation, the principal, interest, fees and charges on this Note) shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to all Senior Debt.

                  b. In the event that the Company makes a general assignment for the benefit of creditors; or an order, judgment or decree is entered adjudicating the Company bankrupt or insolvent; or any order for relief with respect to the Company is entered under the Bankruptcy Code of 1978, as Amended (the "Bankruptcy Code"); or the Company petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Company or of any substantial part of the assets of the Company, or commences any proceeding relating to the Company under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Company (collectively referred to as an "Insolvency Event"), or upon any acceleration of Senior Debt, then:

                           i. the holders of Senior Debt shall be entitled to receive payment in full in cash of all Senior Debt (including interest, fees and charges accruing thereon after the commencement of any such proceedings (irrespective of whether such interest, fees and charges are allowed as a claim in such proceedings)) before the holder of this Note is entitled to receive any payment on account of principal, interest or other amounts due (or past due) upon or in respect of this Note, and the holders of Senior Debt shall be entitled to receive for application in payment thereof any payment or distribution of any kind or character, whether in cash, property or securities or by set-off or otherwise, which may be payable or deliverable in any such proceedings in respect of this Note; and

                           ii. any payment or distribution of assets of the Company, of any kind or character, whether in cash, property or securities, to which the holder of this Note would be entitled except for the provisions of this Section 4(b) shall be paid or delivered by the Company directly to holders of all Senior Debt or their duly appointed agents in the manner provided in Section 4(g) below, for application in payment thereof until all Senior Debt (including interest, fees and charges accrued thereon after the date of commencement of such proceedings (irrespective of whether such interest, fees and charges are allowed as a claim in such proceedings)) shall have been paid in full (whether in cash or such other form of consideration acceptable to the holders of Senior Debt in their sole discretion).

                  c. In any proceedings with respect to any Insolvency Event, the holders of Senior Debt are authorized:

                           i. to submit and enforce any claims on the Notes either in the name of the holders of Senior Debt or in the name of the holders of the Notes as the attorney-in-fact of the holders of the Notes in the event such claims have not been submitted by the holders of the Notes before 10 days prior to the date when submission of such claims is due;

                           ii. to accept and execute receipts for any payment or distribution made with respect to the Notes and to apply such payment or distribution to the payment of the Senior Debt; and

                           iii. to take any action and to execute any instruments necessary to effectuate the foregoing, either in the name of the holders of Senior Debt or in the name of the holders of the Notes as the attorney-in-fact of the holders of the Notes.

                  d. Until all Senior Debt (other than contingent and indemnification obligations which are not then due and payable) shall have been paid in full (whether in cash or such other form of consideration acceptable to the holders of Senior Debt in their sole discretion), the Company shall not, directly or indirectly, make any payment of any amount payable with respect to this Note, except for payments of principal and interest when due at maturity; provided, that no payments shall be made if there shall have occurred and be continuing or there would exist as a result of such a payment or distribution any default or event of default under any of the terms of any agreement relating to, or instrument evidencing, any Senior Debt, which (whether with or without notice, lapse of time or both) would permit any holder or holders (or their duly appointed agent) of such Senior Debt to accelerate all or any portion of such Senior Debt (collectively, the "Blockage Events"). The Company shall use reasonable efforts to notify the holder of this Note in writing of the occurrence of a Blockage Event; provided, that, notwithstanding anything to the contrary in this Note, the failure of the Company to so notify the holder of this Note of the occurrence of a Blockage Event shall have no effect on the obligations of the Company or the holder of this Note during the continuance of such Blockage Event as set forth herein. Upon termination of a Blockage Event (so long as no other Blockage Event has occurred and is continuing), the Company shall be permitted to make any permitted payments required pursuant to the terms and conditions of this Note, including any payments which were not made because of such Blockage Event.

                  e. Any amendment or modification of the terms of Section 4 of this Note shall not be effective against any Person who was a holder of Senior Debt at the time of such amendment or modification unless such holder of Senior Debt so consents.

                  f. The holders of Senior Debt may, at any time, in their discretion, renew, amend, extend or otherwise modify the terms and provisions of Senior Debt so held or exercise any of their rights under the Senior Debt including, without limitation, the waiver of defaults thereunder and the amendment of any of the terms or provisions thereof (or any notice evidencing or creating the same), all without notice to or assent from the holder of this Note. No compromise, alteration, amendment, renewal or other change of, or waiver, consent or other action in respect of any liability or obligation under or in respect of, any terms, covenants or conditions of the Senior Debt (or any instrument evidencing or creating the same), whether or not such compromise, alteration, amendment, renewal, change, waiver, consent or other action is in accordance with the provisions of the Senior Debt (or any instrument evidencing or creating the same), shall in any way alter or affect any of the subordination provisions of this Note.

                  g. If, notwithstanding the provisions of Section 4 of this Note, any payment or distribution of any character (whether in cash, securities or other property) or any security shall be received by the holder of this Note in contravention of this Section 4 and before all the Senior Debt shall have been paid in full in cash, such payment, distribution or security shall be held in trust for the benefit of, and shall be immediately paid over or delivered or transferred to, the holders of Senior Debt or their duly appointed agents for application of payment according to the priorities of such Senior Debt and ratably among the holders of any class of Senior Debt. Such payments received by the holder of this Note and delivered to the holders of the Senior Debt shall be deemed not to be a payment on this Note for any reason whatsoever and the indebtedness under this Note shall remain as if such erroneous payment had never been paid by the Company or received by the holder of this Note. In the event of the failure of any holder of this Note to endorse or assign any such payment, distribution or security, each holder of any Senior Debt is hereby irrevocably authorized to endorse or assign the same.

                  h. No present or future holder of Senior Debt shall be prejudiced in its right to enforce the provisions of
                           Section 4 of this Note by any act or failure to act on the part of the Company.

                  i. If there shall exist (i) any Blockage Event, or (ii) any Event of Default under this Note, the holder of this Note shall not take or continue any action, or exercise or continue to exercise any rights, remedies or powers under the terms of this Note, or exercise or continue to exercise any other right or remedy at law or equity that such holder might otherwise possess, to collect any amount due and payable in respect of this Note, including, without limitation, the acceleration of this Note (and if this Note has already been accelerated, the holder will, immediately upon becoming aware of the occurrence of such Blockage Event or Event of Default, reverse such acceleration), the commencement of any foreclosure on any lien or security interest, the filing of any petition in bankruptcy or the taking advantage of any other insolvency law of any jurisdiction, unless and until (1) the Senior Debt (other than contingent and indemnification obligations which are not then due and payable) shall have been fully and finally paid (whether in cash or such other form of consideration acceptable to the holders of Senior Debt in their sole discretion) and satisfied, or (2) one or more of the holders of the Senior Debt shall have accelerated the maturity of Senior Debt, in which case the holder of this Note shall be entitled to accelerate the maturity hereof but shall not be entitled to take any other action or exercise any other right, remedy or power described above and, provided further, that the holder of this Note acknowledges and agrees that the acceleration of this Note shall immediately be reversed if and when (A) one or more holders of Senior Debt take similar action which results in the Senior Debt to no longer be accelerated and due or
                           (B) such Senior Debt (other than contingent and indemnification obligations which are not then due and payable) is fully and finally paid (whether in cash or such other form of consideration acceptable to the holders of Senior Debt in their sole discretion). Notwithstanding the foregoing or any permissible action taken by the holder of this

                           Note, the holder of this Note shall not be entitled to receive any payment in contravention of the other provisions of this Section 4, including without limitation Sections 4(b), 4(d) and 4(g).

                  j. If any payment or distribution to which any holder of this Note would otherwise have been entitled but for the provisions of this Section 4 shall have been applied, pursuant to the provisions of this Section 4, to the payment of Senior Debt, then and in such case and to such extent, the holder of this Note, (A) following payment in full of the Senior Debt (whether in cash or such other form of consideration acceptable to the holders of Senior Debt in their sole discretion), shall be entitled to receive any and all further payments or distributions applicable to Senior Debt and (B) following payment in full of the Senior Debt (whether in cash or such other form of consideration acceptable to the holders of Senior Debt in their sole discretion), shall be subrogated to the rights of the holders of the Senior Debt to receive distributions applicable to the Senior Debt, in each case until this Note shall have been paid in full in cash or such other consideration acceptable to the holder of this Note in its sole discretion. If any holder of this Note has been subrogated to the rights of the holders of Senior Debt due to the operation of this Section 4(j), the Company agrees to take all such reasonable actions as are requested by such holder of this Note in order to cause such holder to be able to obtain payments from the Company with respect to such subrogation rights as soon as possible.

                  k. The provisions of this Section 4 are solely for the purpose of defining the relative rights of the holders of Senior Debt, on the one hand, and the holder of this Note or the Notes on the other, against the Company and its assets, and nothing herein is intended to or shall impair, as between the Company and the holder of this Note, the obligations of this Company which are absolute and unconditional, to pay to the holder the principal and interest on this Note as and when they become due and payable in accordance with its terms, or is intended to or will affect the relative rights of the holder of this Note and creditors of the Company other than the holders of the Senior Debt, nor, except as provided in this
                           Section 4, will anything herein or therein prevent the holder of this Note from exercising all remedies otherwise permitted by applicable law upon default under this Note subject to the rights, if any, under this Section 4 of the holders of Senior Debt in respect of cash, property or securities of the Company received upon the exercise of any such remedy and subject to this Section 4.

                  l. The holder of this Note covenants and agrees that it will not, and will not encourage any other Person to, any time, contest the validity, perfection, priority or enforceability of the provisions of this Note (including this Section 4 and Section 16), the Senior Debt, the agreements evidencing the Senior Debt or the Security interests or liens granted to secure all or any portion of the Senior Debt.

5. Transfer of Note. The right to receive payments of principal and interest pursuant to this Note may be transferred to a new holder only by surrendering this Note to the Company and directing the Company to reissue this Note, in identical form hereto, (or issue a new note) to such new holder. This note is subject to further restrictions on transfer set forth in the Investor Rights Agreement.

6.       Events of Default.

         a. Definition. For purposes of this Note, an Event of Default shall be deemed to have occurred if:

                  i. the Company fails to pay when due and payable (whether at maturity or otherwise, except where payment is not permitted under Section 4) the full amount of interest then payable in accordance with
                           Section 1(a) or 1(b) hereof on any Note or the full amount of any principal payment on any Note, and such failure to pay is not cured within five (5) business days after the occurrence thereof; or

                  ii. the Company or any Subsidiary makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating the Company or any Subsidiary bankrupt or insolvent; or any order for relief with respect to the Company or any Subsidiary is entered under the Bankruptcy Code; or the Company or any Subsidiary petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Company or any Subsidiary, or of any substantial part of the assets of the Company or any Subsidiary, or commences any proceeding (other than a proceeding for the voluntary liquidation and dissolution of any Subsidiary) relating to the Company or any Subsidiary under any bankruptcy reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Company or any Subsidiary and either (A) the Company or any such Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein or (B) such petition, application or proceeding is not dismissed within 60 days.

                  The foregoing shall constitute Events of Default whatever the reason or cause for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

         b.       Consequences of Events of Default.

                  i. If an Event of Default of the type described in subsection 6(a)(ii) has occurred with respect to the Company, the aggregate principal amount of the Notes (together with all accrued interest thereon and all other amounts due and payable with respect thereto) shall become immediately due and payable without any action on the part of the holders of the Notes, and the Company shall, subject to Section 4, immediately pay to the holders of the Notes all amounts due and payable with respect to the Notes.

                  ii. If any Event of Default of the type described in subsection 6(a)(i) or (ii) (other than as described in subsection 6(b)(i)) has occurred and is continuing, the holder or holders of Notes representing a majority of the aggregate principal amount of Notes then outstanding may, subject to
                           Section 4, declare all or any portion of the outstanding principal amount of all of the Notes (together with all accrued interest thereon and all other amounts due and payable with respect thereto) to be immediately due and payable and may subject to
                           Section 4 demand immediate payment of all or any portion of the outstanding principal amount of all of the Notes (together with accrued interest thereon and all such other amounts then due and payable) owned by such holder or holders.

                  iii. Each holder of the Notes shall, subject to Section 4, also have any other rights which such holder may have been afforded under any contract or agreement at any time and any other rights which such holder may have pursuant to applicable law.

                  iv. The Company hereby waives diligence, presentment, protest and demand and notice of protest and demand, dishonor and nonpayment of this Note, and expressly agrees that this Note, or any payment hereunder, may be extended from time to time and that the holder hereof may accept security for this Note or release security for this Note, all without in any way affecting the liability of the Company hereunder.

7.       Conversion.

         a. At the Holder's Option. The holder of this Note may elect to convert all or any portion of its rights under this Note into shares of Series E Preferred by delivering this Note and a Conversion Agreement (in the form of Exhibit I attached hereto), completed and executed by such holder, to the Company at any time, at the following address: Orius Corp., 1401 Forum Way, Suite 400, West Palm Beach, Florida 33401, Attn: General Counsel, or at such other address for the principal office of the Company as the Company may designate by written notice to the holder hereof in accordance with Section 12 below. This Note shall be deemed to have been converted effective as of the close of business on the date on which this Note has been surrendered for conversion, along with such Conversion Agreement, to the Company in accordance with the foregoing; provided that if it is so surrendered for conversion after the close of business at any time after 90 days from date of amendment, then it shall be deemed to have been converted on the Dividend Reference Date for the Series E Preferred next following the date as of which it has been so surrendered to the Company. Upon any such conversion, this Note shall convert into the number of shares of Series E Preferred with Series E Liquidation Value equal to the sum of the unpaid principal amount of, plus the aggregate accrued but unpaid interest on, this Note as of the date of such conversion.

         b. Termination of Note on Conversion. At such time as any conversion of this Note pursuant to this Section 7 has been effected, the rights of the holder of this Note as such holder shall cease, and the Person or Persons in whose name or names any certificate or certificates for shares of Series E Preferred are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Series E Preferred represented thereby.

8. Amendment and Waiver. Except as otherwise expressly provided herein, the provisions of the Notes (other than this Section 8) may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if the Company has obtained the written consent of (a) the holders of a majority of the outstanding principal amount of the Notes, and (b) the holders of a majority of the then outstanding shares of Series E Preferred; provided that no such action shall change (i) the rate at which or the manner in which interest accrues on the Notes or the times at which such interest becomes payable or (ii) without the prior written consent of the holders of at least sixty percent (60%) of the outstanding principal amount of the Notes, any provision relating to the scheduled payments or prepayments of principal on the Notes; provided that, notwithstanding the foregoing, any provision of the Notes may be amended or waived at any time with the prior written consent of the Company and the holders of a majority in interest of the Notes then outstanding which were originally issued as of December 15, 1999 to, collectively, Willis Stein & Partners II, L.P. and Willis Stein & Partners Dutch, L.P., so long as such amendment or waiver is effective with respect to all outstanding Notes.

9. Definitions. For purposes of the Notes, the following capitalized terms have the following meanings:

                  "Change of Control" means a Sale of the Company after which a person or group of related Persons, other than any holder of Stockholder Shares (as defined in the Investor Rights Agreement) immediately prior to the consummation of such Sale of the Company (and other than any of such holder's Affiliates), owns directly or indirectly capital stock of the Company possessing the voting power to elect a majority of the Company's board of directors.

                  "Credit Agreement" means (a) the Credit Agreement, dated as of December 15, 1999, made by and among NATG Holdings, LLC, a Delaware limited liability company, LISN, LLC, a limited liability company, Orius Corp., a Florida corporation, the financial institutions parties thereto and Bankers Trust Company as a lender and as administrative agent, (b) the Senior Subordinated Loan Agreement, dated as of December 15, 1999, (the "Senior Subordinated Loan Agreement") among Orius Corp., NATG Holdings LLC, LISN, LLC, the lenders from time to time party thereto, NationsBridge, LLC, as syndication agent and Bankers Trust Company, as administrative agent, (c) the Take-Out Securities, as such term is defined in the Senior Subordinated Loan Agreement,
(d) the Senior Subordinated Indenture, as such term is defined in the Senior Subordinated Loan

Agreement, and (e) each of the agreements cited in items (a) through (d) of this definition, as any such agreement may be amended (including any amendment and restatement thereof), supplemented, replaced, refinanced or otherwise modified from time to time.

                  "Dividend Reference Date" has the meaning given such term in the Company's articles of incorporation as then in effect.

                  "Effective Time" has the meaning given such term in the Reorganization Agreement.

                  "Independent Third Party" means any Person who, immediately prior to the contemplated transaction, does not own in excess of 5% of the Company's common stock on a fully diluted basis (a "5% Owner"), who is not controlling, controlled by or under common control with any such 5% Owner and who is not the spouse or descendent (by birth or adoption) of any such 5% Owner or a trust for the benefit of such 5% Owner and/or such other Persons.

                  "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

                  "Public Offering" means the sale in an underwritten public offering registered under the Securities Act of shares of the Company's equity securities.

                  "Sale of the Company" means the sale of the Company to an Independent Third Party or group of Independent Third Parties pursuant to which such party or parties acquire (i) capital stock of the Company possessing the voting power to elect a majority of the Company's board of directors (whether by merger, consolidation or sale or transfer of the Company's capital stock) or
(ii) all or substantially all of the assets of the Company and its Subsidiaries determined on a consolidated basis.

                  "Senior Debt" means (i) indebtedness and all other obligations of any type under each Credit Agreement and any other credit agreement between the Company and any lender, including, without limitation, principal, reimbursement obligations under letters of credit, bankers acceptances, interest rate protection agreements, and similar obligations, interest accruing before and after any Insolvency Event (irrespective of whether such interest is allowed as a claim), premiums, penalties, fees or expenses, (ii) obligations arising under guarantees executed by the Company or any of its Subsidiaries of items described in (i) above, and (iii) renewals, extensions, refundings, refinancings, deferrals, restructurings, amendments and modifications of the items described in (i) and/or (ii) above.

                  "Series E Liquidation Value" has the meaning given such term in the Company's articles of incorporation as then in effect.

                  "Series E Preferred" means the Company's Series E Preferred Stock, par value $.01 per share, as amended.

                  "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.

                  If not otherwise defined above or elsewhere herein, any capitalized term used shall have the meaning given such term in the Reorganization Agreement.

10. Cancellation. After all principal and accrued interest at any time owed on this Note has been paid in full, this Note shall be surrendered to the Company for cancellation and shall not be reissued.

11. Payments. All payments to be made to the holders of the Notes shall be made in the lawful money of the United States of America in immediately available funds.

12. Place of Payment; Notices. Payments of principal and interest and notices shall be delivered to the holder of this Note at the following address:





or to such other address or to the attention of such other person as specified by the holder by prior written notice to the Company.

13. Business Days. If any payment is due, or any time period for giving notice or taking action expires, on a day which is a Saturday, Sunday or legal holiday in the State of Florida (or such other State in which the principal executive office of the Company is located), the payment shall be due and payable on, and the time period shall automatically be extended to, the next business day immediately following such Saturday, Sunday or legal holiday, and interest shall continue to accrue at the required rate hereunder until any such payment is made.

14. Usury Laws. It is the intention of the Company and the holder of this Note to conform strictly to all applicable usury laws now or hereafter in force, and any interest payable under this Note shall be subject to reduction to the amount not in excess of the maximum legal amount allowed under the applicable usury laws as now or hereafter construed by the courts having jurisdiction over such matters. If the maturity of this Note is accelerated by reason of an election by the holders hereof resulting from an Event of Default, voluntary prepayment by the Company or otherwise, then earned interest may never include more than the maximum amount permitted by law, computed from the date hereof until payment, and any interest in excess of the maximum amount permitted by law shall be canceled automatically and, if theretofore paid, shall at the option of the holder hereof either be rebated to the Company or credited on the principal amount of this Note, or if this Note has been paid, then the excess shall be rebated to the Company. The aggregate of all interest (whether designated as interest, service charges, points or otherwise) contracted for, chargeable, or receivable under this Note shall under no circumstances exceed the maximum legal rate upon the unpaid principal balance of this Note remaining unpaid from time to time. If such interest does exceed the maximum legal rate, it shall be deemed a mistake and such excess shall be canceled automatically and, if theretofore paid, rebated to the Company or credited on the principal amount of this Note, or if this Note has been repaid, then such excess shall be rebated to the Company.

15. Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by, and construed in accordance with, the laws of the State of Florida, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida. In furtherance of the foregoing, the internal law of the State of Florida shall control the interpretation and construction of this Note, even though under that jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

16. Limited Claim. The holder of this Note has no claim against any Person that is a shareholder, Subsidiary or affiliate of the Company, in respect of any amounts owing under or in respect of this Note, and no Person that is a shareholder, Subsidiary or affiliate of the Company, shall have any liability for any amounts owing under this Note.

                  IN WITNESS WHEREOF, the Company has executed and delivered this Amended and Restated Note on the date first appearing above.




                                        ORIUS CORP.


                                        By: /s/ Thomas W. Hartmann
                                           -------------------------------------
                                        Name:    Thomas W. Hartmann
                                        Its:     Secretary

                                                                       EXHIBIT I


                                                CONVERSION AGREEMENT


To: Orius Corp.                            Date:
                                                 -----------------------

                  The undersigned, pursuant to the provisions set forth in the attached Amended and Restated Promissory Note (Note No. N-), hereby irrevocably elects, pursuant to and on the terms set forth in Section 7 of such Note, to convert such Note (or a portion of such Note if such portion is stated in a dollar amount and indicated in the space provided below) into shares of the Company's Series E Preferred Stock, par value $.01 per share, and surrenders such Note (or a portion of such Note) to the Company for cancellation in exchange for certificates representing the shares of Series E Preferred Stock issuable upon such conversion.

                              If the undersigned is an individual:

                              Signature
                                       -----------------------------------------

                              If the undersigned is an entity:

                              By:
                                  ----------------------------------------------
                              Its:
                                  ----------------------------------------------

                              By:
                                  ----------------------------------------------

                              Its:
                                  ----------------------------------------------

                      Name and Address:


                      Portion (i.e., if converting              $
                      less than full amount of Note):            ------------